Exhibit 99.1

Stacy Feit (Investors)

(312) 640-6779

sfeit@frbir.com

CANDELA REPORTS SECOND QUARTER 2008 RESULTS

Includes $2.5 million non-cash charge

WAYLAND, MA, January 29, 2008 —Candela Corporation (NASDAQ:CLZR) today reported results for the second fiscal quarter ended December 29, 2007.  Revenues of $36.1 million in the second quarter decreased 3.5 percent from $37.4 million in the comparable prior-year period.  The Company reported a net loss of $4.6 million, or $0.20 per share, for the second fiscal quarter versus net income of $1.0 million, or $0.04 per share, in the corresponding period last year.  Second fiscal quarter 2008 results include a $2.5 million pre-tax non-cash charge for the write-off of the Company’s holdings of OccuLogix, Inc. The Company obtained its shares of OccuLogix as consideration for its minority ownership interest in privately-held SOLX, Inc. which OccuLogix acquired in August 2006.

Gerard Puorro, President and Chief Executive Officer, said, “It is becoming more evident that the U.S. market is slowing.  However, the international markets remain healthy as evidenced by the strong performance we posted again overseas. We continue to focus our sales force resources on increasing market penetration with our lineup of new products.”

Revenues from lasers and other products in the second quarter decreased to $25.2 million from $29.1 million in the prior year period.  Revenues from product-related services increased to $10.8 million from $8.3 million in the prior year period.

Gross profit margin declined to 46.3 percent for the second quarter from 47.5 percent in the comparative prior-year period.  Second quarter fiscal 2008 selling, general and administrative expenses, including approximately $3.9 million in legal expenses, increased to $18.1 million, or 50.1 percent of revenues, compared with $12.6 million, or 33.6 percent of revenues in the same period last year.  Research and development spending for the second quarter decreased to $3.7 million from $4.6 million in the prior year’s quarter.

Total revenues for the six-month period ended December 29, 2007 increased to $71.6 million from $70.9 million last year.  Gross profit margin decreased to 47.5 percent from 49.7 percent in the prior year.  For the first six months of fiscal 2008, the company reported a net loss of $4.4 million, or $0.19 per share, versus net income of $5.4 million, or $0.23 per share, in the same period last year.

	Three Months Ended		Six Months Ended
	December 29,	December 30,	December 29,	December 30,
(In thousands)	2007	2006	2007	2006
Revenue
Lasers and other products	$25,231	$29,108	$52,055	$54,997
Product-related services	10,850	8,298	19,499	15,883
Total	$36,081	$37,406	$71,554	$70,880

Revenue By Geography
U.S.	$13,976	$16,851	$30,706	$32,696
All other countries	22,105	20,555	40,848	38,184

Gross Margin
Lasers and other products	52.1%	52.5%	53.2%	55.9%
Product-related services	32.8%	30.0%	32.4%	28.0%
Total	46.3%	47.5%	47.5%	49.7%

Puorro added, “Product-related service comprised 30 percent of total revenues this quarter versus 22 percent last year due to the continued growth of the installed base.  This increase in service revenue, coupled with a greater contribution from international sales, had a dilutive effect on the company-wide gross margin this quarter.”

“As previously announced, we have made various new hires, including filling the Chief Operating Officer and VP of Engineering posts. We are confident that the changes we are making will enable us to successfully pursue and market new products, including our cellulite/body contouring and home-based laser applications,” concluded Puorro.

Conference Call Details

The Company will host a conference call today at 5:00 p.m. EDT to discuss this announcement. The call can be accessed live by dialing (866) 814-1914 or by visiting Candela Corporation’s website at www.candelalaser.com

Investors may access a replay by dialing (888) 266-2081, passcode 1193343, which will be available from 8:30 p.m. EDT on January 29, 2008 through 11:55 p.m. EDT on February 1, 2008. The webcast replay will also be archived in the “Investor Relations” section of the company’s website.

About CANDELA:  Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 70 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 19 years ago, and currently has an installed base of an estimated 12,000 lasers worldwide. Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, the risk of an adverse judgment in the patent litigation with Palomar Medical Technologies, Inc., dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	December 29,	June 30,
	2007	2007
Assets

Current assets:
Cash and cash equivalents	$19,816	$27,200
Marketable securities	19,952	11,773
Accounts receivable, net	37,683	38,455
Notes receivable	531	1,025
Inventories, net	26,672	21,368
Other current assets	11,407	7,136

Total current assets	116,061	106,957

Property and equipment, net	4,474	3,479

Long-term investments	6,393	12,260
Other assets	26,968	27,534

Total assets	$153,896	$150,230

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$16,548	$6,922
Accrued payroll and related expenses	4,417	5,344
Accrued warranty	4,920	5,486
Other accrued liabilities	8,681	11,172
Current liabilities of discontinued operations	1,228	1,257
Deferred income	10,829	10,000

Total current liabilities	46,623	40,181

Other long-term liabilities	7,899	8,538

Stockholders’ equity
Common stock	261	261
Less: Treasury stock	(24,855)	(22,458)
Additional paid-in capital	71,908	69,466
Accumulated earnings	50,297	54,537
Accumulated other comprehensive income (loss)	1,763	(295)

Total stockholders’ equity	99,374	101,511

Total liabilities and stockholders’ equity	$153,896	$150,230

CANDELA CORPORATION (Nasdaq: CLZR)
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	For the three-months ended		For the six-months ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006

Revenue	$36,081	$37,406	$71,554	$70,880
Cost of sales	19,365	19,629	37,562	35,677
Gross profit	16,716	17,777	33,992	35,203

Operating expenses:
Research and development	3,652	4,586	6,648	8,186
Selling, general and administrative	18,074	12,568	33,102	23,648

Total operating expenses	21,726	17,154	39,750	31,834

(Loss) income from operations	(5,010)	623	(5,758)	3,369

Other income:
Interest income	500	752	967	1,515
Other (loss) income	(2,496)	135	(1,759)	3,641

Total other (loss) income	(1,996)	887	(792)	5,156

(Loss) income before income taxes	(7,006)	1,510	(6,550)	8,525

(Benefit from) provision for income taxes	(2,456)	487	(2,187)	3,083

Net (loss) income	$(4,550)	$1,023	$(4,363)	$5,442

Net (loss) income per share of common stock:
Basic	$(0.20)	$0.04	$(0.19)	$0.23

Diluted	$(0.20)	$0.04	$(0.19)	$0.23

Weighted average shares outstanding:
Basic	22,652	22,910	22,778	23,220

Diluted	22,652	23,403	22,778	23,725